Exhibit 23.2



                              Webb & Company, P.A.
                          Certified Public Accountants



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in the Registration Statements listed below of our report dated March 14, 2005, except for Note 20, as to which the date is September 16, 2005, with respect to the consolidated financial statements of Oriental Wave Holding Limited and subsidiary included in Dragon Pharmaceutical's Form 10-KSB for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

Form S-8 (No. 333-55794) pertaining to Stock Options granted to directors, technical advisors, and employees under stock option agreements.

Form S-8 (No. 333-64342) pertaining to Kim Foo Tai.


/s/ Webb & Company, P.A.
Webb & Company, P.A.
Certified Public Accountants

March 31, 2006